Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Corporate Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS THIRD QUARTER 2016

OPERATING AND FINANCIAL RESULTS

–      Net Product Sales $2.97B in Q3:16; Increased 28% Y/Y

–      2016 Guidance and 2017 Targets Updated

–      Over 150 Abstracts Expected at Medical Congresses in Q4

–      FDA Grants Priority Review for REVLIMID® as Maintenance Treatment Post-Autologous Stem-Cell Transplant in Multiple Myeloma

SUMMIT, NJ — (October 27, 2016) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $2,969 million for the third quarter of 2016, a 28 percent increase from the same period in 2015.  Net product sales growth includes a 1 percent negative impact from currency exchange effects.  Third quarter total revenue increased 28 percent to $2,983 million compared to $2,334 million in the third quarter of 2015.

Net income for the third quarter of 2016 based on U.S. GAAP (Generally Accepted Accounting Principles), was $171 million or $0.21 per diluted share compared to a net loss of $34 million or $0.04 per diluted share in the third quarter of 2015.  The results for the third quarter of 2016 include increased research and development expenses as a result of the EngMab AG acquisition.  The net loss in the third quarter of 2015 reflected costs related to strategic transactions including the collaboration with Juno Therapeutics and the acquisition of Receptos.

Adjusted net income for the third quarter of 2016 was $1,263 million or $1.58 per diluted share compared to $1,011 million or $1.23 per diluted share for the third quarter of 2015.

“Continued outstanding execution by our teams around the world led to another strong quarter of revenue growth and progress advancing many of our most important strategic programs,” said Mark

J. Alles, Chief Executive Officer of Celgene Corporation.  “Our increasing enterprise-wide momentum has us on-track to exceed key 2016 objectives and positions us well for sustained long-term growth.”

Third Quarter 2016 Financial Highlights

Unless otherwise stated, all comparisons are for the third quarter of 2016 compared to the third quarter of 2015.  The adjusted operating expense categories presented below exclude share-based employee compensation expense, collaboration-related upfront expense, research and development asset acquisition expense and a litigation-related loss contingency accrual expense.  Please see the attached Use of Non-GAAP Financial Measures and Reconciliation of GAAP to Adjusted Net Income for further information relevant to the interpretation of adjusted financial measures and reconciliations of these adjusted financial measures to the most comparable GAAP measures, respectively.

Net Product Sales Performance

•      REVLIMID® sales for the third quarter increased 30 percent year-over-year to $1,891 million and were driven by new patient market share gains and increased duration.  U.S. sales of $1,153 million and international sales of $738 million increased 29 percent and 32 percent year-over-year, respectively.

•      POMALYST®/IMNOVID® sales for the third quarter were $341 million, an increase of 33 percent year-over-year.  U.S. sales were $203 million and international sales were $138 million, an increase of 35 percent and 30 percent year-over-year, respectively.  POMALYST®/IMNOVID® sales grew due to increased volume from duration gains.

•      OTEZLA® sales for the third quarter were $275 million, a 98 percent increase year-over-year.  U.S. sales were $245 million and international sales were $30 million.  Sales were driven by market share gains and increased prescriber adoption.

•      ABRAXANE® sales for the third quarter were $233 million, a 1 percent increase year-over-year.  U.S. sales of $144 million decreased 1 percent year-over-year.  International sales were $89 million.

•      In the third quarter, all other product sales, which include THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product in the U.S., were $229 million compared to $234 million in the third quarter of 2015.

Research and Development (R&D)

On a GAAP basis, R&D expenses were $1,653 million for the third quarter of 2016 compared to $1,305 million for the same period in 2015.  The increase was primarily driven by a $623.3 million asset acquisition expense associated with the purchase of EngMab AG and an increase in early research and clinical trial activity, partially offset by decreases in expenses related to collaboration-related upfront expenses.  Adjusted R&D expenses were $644 million for the third quarter of 2016 compared to $488 million for the third quarter of 2015.

Selling, General, and Administrative (SG&A)

On a GAAP basis, SG&A expenses were $698 million for the third quarter of 2016 compared to $550 million for the same period in 2015.  The increase was primarily due to a 2016 litigation-related loss contingency accrual expense as well as an increase in donations to independent patient assistance organizations.  Adjusted SG&A expenses were $591 million for the third quarter of 2016 compared to $474 million for the third quarter of 2015.

Cash, Cash Equivalents, and Marketable Securities

Operating cash flow was $723 million in the third quarter of 2016.  Celgene ended the quarter with approximately $6.9 billion in cash, cash equivalents and marketable securities.

In the third quarter of 2016, Celgene purchased approximately 2.5 million of its shares at a total cost of approximately $273 million.  As of September 30, 2016, the Company had approximately $4.9 billion remaining under the stock repurchase program.

2016 Guidance Updated

	Previous 2016 Guidance	Updated 2016 Guidance
Net Product Sales
Total	Approximately $11.0B	Approximately $11.2B
REVLIMID®	Approximately $6.8B	Approximately $7.0B
GAAP diluted EPS	$3.82 to $4.05	$3.12 to $3.29
Adjusted diluted EPS	$5.70 to $5.75	$5.88 to $5.92
GAAP operating margin	Approximately 37%	Approximately 31%
Adjusted operating margin	Approximately 54.0%	Unchanged
Weighted average diluted shares	806M	804M

Net product sales guidance for POMALYST®/IMNOVID®, ABRAXANE® and OTEZLA® remain unchanged.

2017 Targets Updated

•      Total net product sales are expected to be at the high end of the range of $12.7 billion to $13.0 billion

•      REVLIMID® net sales are expected to be more than $8.0 billion versus the previous target of approximately $8.0 billion

•      Adjusted diluted EPS is expected to be at the high end of the range of $6.75 to $7.00

The net product sales target for ABRAXANE® and adjusted diluted share count remain unchanged.

Product and Pipeline Updates

Hematology/Oncology

•      A supplemental New Drug Application (sNDA) was filed with the U.S. Food and Drug Administration (FDA) for the expanded indication of REVLIMID® as maintenance treatment in newly diagnosed multiple myeloma (NDMM) patients after receiving an autologous stem-cell transplant (ASCT).  The sNDA was granted Priority Review and the Prescription Drug User Fee Act (PDUFA) date for the submission is February 24, 2017.  In June, an application was submitted to the European Medicines Agency (EMA) for the review of REVLIMID® as maintenance treatment in NDMM patients after receiving an ASCT.  A decision on the European Union (EU) application is expected in the first half of 2017.

•      In August, the European Commission approved the inclusion of data from a pooled analysis of patients with relapsed and/or refractory multiple myeloma and impaired renal function in the IMNOVID® label.

•      Celgene expects to submit a new drug application (NDA) to the FDA for enasidenib (AG-221) in relapsed and/or refractory acute myeloid leukemia (AML) with isocitrate dehydrogenase-2 (IDH2) mutation by year-end.  The NDA will be based on data from an ongoing phase I/II trial in patients with relapsed and/or refractory AML and other advanced hematologic malignancies with an IDH2 mutation.

Data at hematology and oncology medical congresses presented in the third quarter and expected in the fourth quarter include:

•      Data from multiple sponsored and independent studies evaluating the use of ABRAXANE® as a single agent or in combination with novel agents and novel regimens in patients with metastatic pancreatic cancer, metastatic breast cancer and non-small cell lung cancer (NSCLC) were presented during the European Society of Medical Oncology (ESMO) 2016 Annual Meeting in October.

•      Celgene’s collaboration partner Triphase Accelerator Corporation is expected to present results from a phase I trial evaluating marizomib in combination with bevacizumab in recurrent glioblastoma at the Society for Neuro-Oncology (SNO) meeting in November.

•      Data from the abound® program of ABRAXANE® in NSCLC are expected to be presented at the IASLC World Conference on Lung Cancer in December.

•      Data from the phase II tnAcity® trial evaluating ABRAXANE® in combination with gemcitabine or carboplatin in patients with triple negative breast cancer are expected at The San Antonio Breast Cancer Symposium (SABCS) in December.

•      At the 2016 American Society of Hematology (ASH) annual meeting in December, data presentations expected include:

•      Phase III Myeloma XI trial evaluating REVLIMID® as induction and maintenance therapy in patients with NDMM following ASCT.

•      Final overall survival data from the phase III MM-020 trial evaluating REVLIMID® in combination with low-dose dexamethasone in patients with NDMM who were not candidates for stem-cell transplant.

•      Phase III REMARC trial comparing REVLIMID® maintenance to placebo in elderly patients with diffuse large B-cell lymphoma (DLBCL) previously treated with rituximab plus chemotherapy (R-CHOP).

•      Phase III CONTINUUM trial comparing REVLIMID® maintenance to placebo in chronic lymphocytic leukemia following second-line therapy.

•      Interim data from the phase III MAGNIFYTM trial with REVLIMID® in combination with R-CHOP in patients with relapsed and/or refractory indolent lymphoma.

•      Phase Ib trial evaluating CC-122 in combination with obinutuzumab in patients with relapsed and/or refractory DLBCL or indolent non-Hodgkin’s lymphoma.

Inflammation & Immunology (I&I)

Data at I&I medical congresses presented in the third quarter and expected in the fourth quarter include:

•      Long-term data from the phase II RADIANCE trial evaluating ozanimod in relapsing multiple sclerosis were presented at the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) in September.

•      Phase Ib trial evaluating the effects of oral GED-0301 (mongersen) on both endoscopic and clinical outcomes in patients with active Crohn’s disease were presented at the United European Gastroenterology Week (UEGW) in October.  The phase III program continues to enroll with data expected in 2018.

•      Phase II trial of RPC4046 in patients with eosinophilic esophagitis were presented at UEGW and the American College of Gastroenterology (ACG) meetings in October.

•      Phase II TOUCHSTONE trial evaluating ozanimod as induction and maintenance in patients with ulcerative colitis presented at UEGW and ACG.

•      Pooled 3-year data analyses from ESTEEM 1 and 2 and PALACE 1-3 trials were presented at the European Academy of Dermatology and Venereology (EADV) meeting in October.

•      Phase IIb trial of OTEZLA® in Japanese patients with moderate-to-severe psoriasis were presented at EADV.  This trial will be used to support the regulatory approval in Japan.

•      At the 2016 American College of Rheumatology annual meeting in November, data presentations expected include:

•      Three-year safety and efficacy data from the PALACE program with OTEZLA® in psoriatic arthritis.

•      Four-year safety and efficacy data from PALACE 3 trial with OTEZLA® in DMARD- and/or biologic-experienced psoriatic arthritis patients.

•      Pooled three-year data from the PALACE program for the enthesitis and dactylitis and HAQ-DI endpoints.

•      52-week data from the PSA-006 trial of OTEZLA® in biologic-naïve patients with active psoriatic arthritis.

•      Phase II safety and dose-ranging trial of CC-220 in systemic lupus erythematosus.  The second part of the phase II trial evaluating improvement in skin manifestations and improvement in the Cutaneous Lupus Area and Severity Index (CLASI) score is enrolling.

•      An encore presentation of the phase Ib trial evaluating the effects of oral GED-0301 on both endoscopic and clinical outcomes in patients with active Crohn’s disease are expected at the Advances in Inflammatory Bowel Diseases (AIBD) meeting in December.

Business Update

In September, Celgene completed a transaction to acquire Switzerland-based, privately-held biotechnology company EngMab AG for $625.3 million plus contingent development, regulatory and commercial milestones.  EngMab’s lead molecule is EM901, a T-cell bi-specific antibody targeting B-cell maturation antigen (BCMA).  The acquisition includes an additional undisclosed program.  The Company plans to file an Investigational New Drug (IND) application for EM901 in late 2017.  The transaction was accounted as an asset acquisition, resulting in $623.3 million of research and development expense and $2.0 million of net working capital acquired.

Third Quarter 2016 Conference Call and Webcast Information

Celgene will host a conference call to discuss the third quarter of 2016 operational and financial performance on Thursday, October 27, 2016, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com.  An audio replay of the call will be available from noon October 27, 2016, until midnight ET November 3, 2016.  To access the replay in the U.S., dial (855) 859-2056; outside the U.S. dial (404) 537-3406.  The participant passcode is 93394009.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation.  For more information, please visit www.celgene.com.  Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, FaceBook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•                  Adjusted research and development expense

•                  Adjusted selling, general and administrative expense

•                  Adjusted operating margin

•                  Adjusted net income

•                  Adjusted earnings per share

Management uses such measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these adjusted financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. When preparing these supplemental non-GAAP financial measures we typically exclude certain GAAP items that management does not consider to be normal, recurring, cash operating expenses but that may not meet the definition of unusual or non-recurring items. Other companies may define these measures in different ways. The following categories of items are excluded from adjusted financial results:

Acquisition and Divestiture-Related Costs:  We exclude the impact of certain amounts recorded in connection with business combinations and divestitures from our adjusted financial results that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. These amounts may include non-cash items such as the amortization of acquired intangible assets, amortization of purchase accounting adjustments to inventories, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration. We also exclude transaction and certain other cash costs associated with business acquisitions and divestitures that are not normal recurring operating expenses, including severance costs which are not part of a formal restructuring program.

Share-based Compensation Expense:  We exclude share-based compensation from our adjusted financial results because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued.

Collaboration-related Upfront Expenses:  We exclude collaboration-related upfront expenses from our adjusted financial results because we do not consider them to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Upfront payments to collaboration partners are made at the commencement of a relationship anticipated to continue for a multi-year period and provide us with intellectual property rights, option rights and other rights with respect to particular programs. The variability of amounts and lack of predictability of collaboration-related upfront expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include collaboration-related upfront expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance. All expenses incurred subsequent to the initiation of the collaboration arrangement, such as research and development cost-sharing expenses/reimbursements and milestone payments up to the point of regulatory approval are considered to be normal, recurring operating expenses and are included in our adjusted financial results.

Research and Development Asset Acquisition Expense:  We exclude costs associated with acquiring rights to pre-commercial compounds because we do not consider such costs to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Research and development asset acquisition expenses includes expenses to acquire rights to pre-commercial compounds from a collaboration partner when there will be no further participation from the collaboration partner or other parties. The variability of amounts and lack of predictability of research and development asset acquisition expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include research and development asset acquisition expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance.

Restructuring Costs:  We exclude costs associated with restructuring initiatives from our adjusted financial results. These costs include amounts associated with facilities to be closed, employee separation costs and costs to move operations from one location to another. We do not frequently undertake restructuring initiatives and therefore do not consider such costs to be normal, recurring operating expenses.

Certain Other Items:  We exclude certain other significant items that may occur occasionally and are not normal, recurring, cash operating expenses from our adjusted financial results. Such items are evaluated on an individual basis based on both the quantitative and the qualitative aspect of their nature and generally represent items that, either as a result of their nature or magnitude, we would not anticipate occurring as part of our normal business on a regular basis. While not all-inclusive, examples of certain other significant items excluded from adjusted financial results would be: expenses for significant litigation-related loss contingency accruals and expenses to settle other disputed matters.

Estimated Tax Impact From Above Adjustments:  We exclude the net income tax impact of the non-tax adjustments described above from our adjusted financial results. The net income tax impact of the non-tax adjustments includes the impact on both current and deferred income taxes and is based on the taxability of the adjustment under local tax law and the statutory tax rate in the tax jurisdiction where the adjustment was incurred.

Non-Operating Tax Adjustments:  We exclude the net income tax impact of certain other significant income tax items, which are not associated with our normal, recurring operations (“Non-Operating Tax Items”), from our adjusted financial results. Non-Operating Tax Items include items which may occur occasionally and are not normal, recurring operating expenses (or benefits), including adjustments related to acquisitions, divestitures, collaborations, certain adjustments to the amount of unrecognized tax benefits related to prior year tax positions, and other similar items.

Long-Term Targets

A reconciliation of long-term adjusted financial targets to the most comparable GAAP measures cannot be provided because we are unable to forecast with reasonable certainty many of the items necessary to calculate such comparable GAAP measures, including share-based compensation expense, collaboration-related upfront expense, research and development asset acquisition expense, acquisition-related expenses, fair value adjustments to contingent consideration, the ultimate outcome of legal proceedings and unusual gains and losses, as well as unforeseen events, risks and developments. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP. We believe the inherent uncertainties in reconciling our long-term non-GAAP measures to the most comparable GAAP measures would make the forecasted comparable GAAP measures nearly impossible to predict with reasonable certainty and therefore inherently unreliable.

See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three- and nine-month periods ended September 30, 2016 and 2015, and for the projected amounts for the year ending December 31, 2016.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net product sales	$2,968.6	$2,312.6	$8,207.8	$6,621.9
Other revenue	14.2	21.5	40.9	70.8
Total revenue	2,982.8	2,334.1	8,248.7	6,692.7

Cost of goods sold (excluding amortization of acquired intangible assets)	107.7	109.9	324.5	314.7
Research and development	1,653.5	1,304.5	3,335.4	2,920.5
Selling, general and administrative	698.0	550.3	1,973.1	1,696.3
Amortization of acquired intangible assets	87.1	63.6	353.7	190.9
Acquisition related charges and restructuring, net	25.0	226.2	25.3	215.9
Total costs and expenses	2,571.3	2,254.5	6,012.0	5,338.3

Operating income	411.5	79.6	2,236.7	1,354.4

Interest and investment income, net	7.3	8.6	21.3	26.4
Interest (expense)	(127.8)	(88.5)	(373.0)	(186.0)
Other income (expense), net	(34.2)	(19.6)	(11.5)	83.2

Income (loss) before income taxes	256.8	(19.9)	1,873.5	1,278.0

Income tax provision	85.4	14.2	303.2	237.0

Net income (loss)	$171.4	$(34.1)	$1,570.3	$1,041.0

Net income (loss) per common share:
Basic	$0.22	$(0.04)	$2.02	$1.31
Diluted	$0.21	$(0.04)	$1.95	$1.26

Weighted average shares:
Basic	775.8	791.1	777.3	794.3
Diluted	801.5	791.1	803.7	827.7

	September 30,	December 31,
	2016	2015
Balance sheet items:
Cash, cash equivalents & marketable securities	$6,868.6	$6,551.9
Total assets(1)	$26,753.7	$26,964.4
Long-term debt, including current portion(1)	$14,303.5	$14,161.4
Total stockholders’ equity	$5,650.3	$5,919.0

(1) Total assets and long-term debt as of December 31, 2015 have been adjusted to reflect the retroactive adoption of ASU 2015-03 in the first quarter of 2016.  ASU 2015-03 requires the presentation of debt issuance costs as a reduction of long-term debt.

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Nine-Month Periods Ended
		September 30,		September 30,
		2016	2015	2016	2015

Net income (loss) - GAAP		$171.4	$(34.1)	$1,570.3	$1,041.0

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	7.4	8.5	25.0	23.3

Research and development:
Share-based compensation expense	(1)	63.0	65.2	189.1	185.0
Collaboration-related upfront expense	(2)	323.6	751.8	687.6	1,340.3
Research and development asset acquisition expense	(3)	623.3	—	623.3	—

Selling, general and administrative:
Share-based compensation expense	(1)	77.3	76.2	237.6	218.1
Litigation-related loss contingency accrual expense	(4)	30.0	—	130.0	—

Amortization of acquired intangible assets	(5)	87.1	63.6	353.7	190.9

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration	(6)	22.9	(6.9)	12.2	(17.2)
Receptos acquisition costs	(7)	—	231.6	0.1	231.6
Restructuring charges	(8)	2.1	1.5	13.0	1.5

Income tax provision:
Estimated tax impact from above adjustments	(9)	(144.6)	(176.6)	(362.2)	(351.6)
Non-operating tax adjustments	(10)	—	30.4	—	58.1
Net income - Adjusted		$1,263.5	$1,011.2	$3,479.7	$2,921.0

Net income per common share - Adjusted
Basic		$1.63	$1.28	$4.48	$3.68
Diluted	(11)	$1.58	$1.23	$4.33	$3.53

Explanation of adjustments:

(1)                Exclude share-based compensation expense totaling $147.7 for the three-month period ended September 30, 2016 and $149.9 for the three-month period ended September 30, 2015.  Exclude share-based compensation expense totaling $451.7 for the nine-month period ended September 30, 2016 and $426.4 for the nine-month period ended September 30, 2015.

(2)                Exclude upfront payment expense for research and development collaboration arrangements.

(3)                Exclude research and development asset acquisition expenses for EngMab AG.

(4)                Exclude loss contingency accrual expense related to a contractual dispute.

(5)                Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis), Celgene Avilomics Research, Inc. (Avila), and Quanticel Pharmaceuticals, Inc. (Quanticel). The excluded amortization expense for the nine-month period ended September 30, 2016 includes $83.1 million related to the impairment of an intangible asset acquired in the Avila acquisition.

(6)                Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila, Nogra Pharma Limited and Quanticel.

(7)                Exclude equity compensation and other fees and costs related to the acquisition of Receptos, Inc.

(8)                Exclude restructuring charges related to our relocation of certain operations into our two Summit, NJ locations as well as costs associated with certain headcount reductions.

(9)                Exclude the estimated tax impact from the above adjustments.

(10)         Exclude other non-operating tax expense items. The adjustment for the three- and nine-month periods ended September 30, 2015 related primarily to the impact of accelerating the full year tax expense on a gain on the sale of an equity investment into the second quarter of 2015, which was the period in which the gain occurred, and the impact of a one-time tax expense incurred as a result of our global mix of funding sources for certain upfront collaboration payments.

(11)         Adjusted diluted net income per share for the three-month period ended September 30, 2015 was determined using diluted weighted average shares of 823.6.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2016 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$2,504.8	$2,644.7

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		37.0	35.2

Research and development:
Share-based compensation expense		263.4	250.9
Collaboration-related upfront expense		687.6	687.6
Research and development asset acquisition expense		623.3	623.3

Selling, general and administrative:
Share-based compensation expense		334.8	318.9
Litigation-related loss contingency accrual expense		130.0	130.0

Amortization of acquired intangible assets		458.2	418.6

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration		44.4	40.2
Restructuring charges		30.0	15.0

Income Tax Provision:
Estimated tax impact from above adjustments		(386.0)	(404.7)
Non-operating tax adjustments		—	—
Projected net income - Adjusted		$4,727.5	$4,759.7

Projected net income per diluted common share - GAAP		$3.12	$3.29

Projected net income per diluted common share - Adjusted		$5.88	$5.92

Projected weighted average diluted shares		804.0	804.0

(1)                                 Our projected 2016 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, additional litigation-related loss contingency accruals, changes in the fair value of our CVRs issued as part of the acquisition of Abraxis or non-operating tax adjustments that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended September 30,		% Change
	2016	2015	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,153.3	$895.2	28.8%	28.8%	0.0%
International	737.8	558.3	32.2%	34.9%	(2.7)%
Worldwide	1,891.1	1,453.5	30.1%	31.1%	(1.0)%

POMALYST®/IMNOVID®
U.S.	203.3	150.1	35.4%	35.4%	0.0%
International	137.8	106.4	29.5%	27.6%	1.9%
Worldwide	341.1	256.5	33.0%	32.2%	0.8%

OTEZLA®(3)
U.S.	244.5	128.4	N/A	N/A	N/A
International	30.1	10.3	N/A	N/A	N/A
Worldwide	274.6	138.7	N/A	N/A	N/A

ABRAXANE®
U.S.	144.0	145.2	(0.8)%	(0.8)%	0.0%
International	89.3	84.7	5.4%	7.2%	(1.8)%
Worldwide	233.3	229.9	1.5%	2.1%	(0.6)%

VIDAZA®
U.S.	2.7	4.9	(44.9)%	(44.9)%	0.0%
International	152.0	142.7	6.5%	8.9%	(2.4)%
Worldwide	154.7	147.6	4.8%	7.1%	(2.3)%

azacitidine for injection
U.S.	15.3	21.3	(28.2)%	(28.2)%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	15.3	21.3	(28.2)%	(28.2)%	0.0%

THALOMID®
U.S.	24.6	31.3	(21.4)%	(21.4)%	0.0%
International	13.7	13.8	(0.7)%	4.2%	(4.9)%
Worldwide	38.3	45.1	(15.1)%	(13.6)%	(1.5)%

ISTODAX®
U.S.	17.2	16.2	6.2%	6.2%	0.0%
International	2.2	1.1	100.0%	104.1%	(4.1)%
Worldwide	19.4	17.3	12.1%	12.4%	(0.3)%

All Other
U.S.	—	2.0	N/A	N/A	N/A
International	0.8	0.7	N/A	N/A	N/A
Worldwide	0.8	2.7	N/A	N/A	N/A

Total Net Product Sales
U.S.	1,804.9	1,394.6	29.4%	29.4%	0.0%
International	1,163.7	918.0	26.8%	28.6%	(1.8)%
Worldwide	$2,968.6	$2,312.6	28.4%	29.1%	(0.7)%

(1)	Operational includes impact from both volume and price
(2)	Currency includes the impact from both foreign exchange rates and hedging activities
(3)

OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Nine-Month Periods
	Ended September 30,		% Change
	2016	2015	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$3,229.4	$2,578.6	25.2%	25.2%	0.0%
International	1,936.1	1,661.8	16.5%	19.6%	(3.1)%
Worldwide	5,165.5	4,240.4	21.8%	23.0%	(1.2)%

POMALYST®/IMNOVID®
U.S.	558.9	422.1	32.4%	32.4%	0.0%
International	373.9	267.4	39.8%	38.2%	1.6%
Worldwide	932.8	689.5	35.3%	34.7%	0.6%

OTEZLA®(3)
U.S.	636.1	272.5	N/A	N/A	N/A
International	76.0	16.2	N/A	N/A	N/A
Worldwide	712.1	288.7	N/A	N/A	N/A

ABRAXANE®
U.S.	462.5	474.1	(2.4)%	(2.4)%	0.0%
International	244.8	223.4	9.6%	11.7%	(2.1)%
Worldwide	707.3	697.5	1.4%	2.1%	(0.7)%

VIDAZA®
U.S.	9.8	16.4	(40.2)%	(40.2)%	0.0%
International	445.7	426.9	4.4%	7.9%	(3.5)%
Worldwide	455.5	443.3	2.8%	6.2%	(3.4)%

azacitidine for injection
U.S.	55.5	64.2	(13.6)%	(13.6)%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	55.5	64.2	(13.6)%	(13.6)%	0.0%

THALOMID®
U.S.	75.4	97.5	(22.7)%	(22.7)%	0.0%
International	41.6	42.4	(1.9)%	2.6%	(4.5)%
Worldwide	117.0	139.9	(16.4)%	(15.0)%	(1.4)%

ISTODAX®
U.S.	52.8	48.4	9.1%	9.1%	0.0%
International	5.8	3.3	75.8%	83.1%	(7.3)%
Worldwide	58.6	51.7	13.3%	13.8%	(0.5)%

All Other
U.S.	1.2	4.7	N/A	N/A	N/A
International	2.3	2.0	N/A	N/A	N/A
Worldwide	3.5	6.7	N/A	N/A	N/A

Total Net Product Sales
U.S.	5,081.6	3,978.5	27.7%	27.7%	0.0%
International	3,126.2	2,643.4	18.3%	20.7%	(2.4)%
Worldwide	$8,207.8	$6,621.9	23.9%	24.9%	(1.0)%

(1)	Operational includes impact from both volume and price
(2)	Currency includes the impact from both foreign exchange rates and hedging activities
(3)

OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.